Exhibit 1.0
















                         Consent of Independent Auditors



Stock Option and Compensation Committee
     of the Board of Directors
National Semiconductor Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-55703) on Form S-8 of National Semiconductor Corporation of our report dated March 11, 2004, relating to the statements of income and changes in plan equity of the National Semiconductor Corporation Global Employees Stock Purchase Plan for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of the National Semiconductor Corporation Global Employees Stock Purchase Plan.


                                                        KPMG LLP




Mountain View, California
March 25, 2004